Exhibit 99.1

NEWS RELEASE

ASCENA RETAIL GROUP, INC. ANNOUNCES RETIREMENT OF ELLIOT S. JAFFE AS NON-EXECUTIVE CHAIRMAN OF THE BOARD OF DIRECTORS

MAHWAH, NJ – October 25, 2016 – ascena retail group, inc. (NASDAQ: ASNA) (the “Company” or “ascena”) announced today that Elliot S. Jaffe, the Company’s Co-Founder and Non-Executive Chairman of the Board of Directors, notified the Company’s Board of Directors (the “Board”) on October 19, 2016 of his intention not to stand for re-election at the 2016 Annual Meeting of Stockholders, and to retire as an officer of the Company and from the Board, effective at the end of the 2016 Annual Meeting of Stockholders.

Mr. Elliot S. Jaffe (“EJ”) co-founded dressbarn in 1962 and served as Chief Executive Officer until 2002. Mr. Jaffe was ascena’s Chairman of the Board until January 2011 and then transitioned to Non-Executive Chairman.

“EJ’s leadership has, from the start, provided the vision and passion to evolve from a single store with one banner to a family of brands. The Board thanks EJ for his outstanding leadership and commitment to the success of ascena,” said David Jaffe, President and Chief Executive Officer of ascena.

Randy Pearce, ascena’s Lead Independent Director, stated, “EJ’s contributions to ascena are countless. He has provided outstanding vision and thoughtful leadership and we thank him for his service.”

Elliot Jaffe commented, “It has truly been my life’s pleasure to serve ascena from its glorious infancy to the multi-billion dollar brand it is today. I look forward to watching the company as it continues to grow.”

About ascena retail group, inc.

ascena retail group, inc. (NASDAQ: ASNA) is a leading national specialty retailer offering apparel, shoes, and accessories for women under the Ann Taylor, LOFT, Lou & Grey, Lane Bryant, maurices, dressbarn and Catherines brands, and for tween girls under the Justice brand.  ascena retail group, inc. operates ecommerce websites and approximately 4,900 stores throughout the United States, Canada and Puerto Rico.

For more information about ascena retail group, inc. visit:  ascenaretail.com, AnnTaylor.com, LOFT.com, louandgrey.com, lanebryant.com, cacique.com, maurices.com, dressbarn.com, Catherines.com, shopjustice.com.

CONTACT	For investors:	For media:
	ascena retail group, inc.	ascena retail group, inc
	Stacy Turnof	Sue Ross
	Vice President of Investor Relations	Executive Vice President, ascena Corporate Affairs
	(551) 777-6928	(218) 491-2110
	stacy.turnof@ascenaretail.com	sue.ross@ascenaretail.com